Exhibit 10.20

Separation and General Release

with ADEA Requirements

This Separation and General Release Agreement (“Agreement”) is entered into by and between Francis W. Wright (“Employee”) and Salem Communications Holding Corporation and its parent subsidiaries or affiliated companies (“Employer”). For and in consideration of the promises set forth below, Employee and Employer agree as follows:

1.	After seven (7) days of the execution of this Agreement, Employer will pay Employee severance in the amount of Two Hundred Thirty Seven Thousand and Five Hundred Dollars ($237,500) less applicable withholdings, payable in 6 equal consecutive monthly payments, on or before the 15th day of each applicable month. Employee shall be entitled to COBRA benefits as set forth in the notice of COBRA rights Employee received at the time of Employee’s initial employment. Employer further agrees not to contest Employee’s eligibility for unemployment insurance benefits.

2.	In exchange for the benefits set forth herein, Employee hereby releases and forever discharges Employer, its parent, and each of its and their subsidiaries, affiliates, agents, directors, officers, shareholders, employees, attorneys, successors, and assigns (“Releasees”) from any and all claims, obligations, demands and causes of action of any and every kind that Employee may have, or has ever had, against Releasees, including without limitation, any and all claims arising in contract, tort, and statute for damages, declaratory or injunctive relief, or attorneys’ fees that are in any way related to Employee’s employment by or termination from Employer. This includes, but is not limited to, claims arising under the federal, state or local laws prohibiting employment discrimination, including claims under the Age Discrimination in Employment Act (“ADEA”).

3.	It is understood and agreed that this is a full and final release applying not only to all claims that are presently known, but also to all claims as defined in the above paragraph that are presently unknown, undisclosed and unanticipated by Employee. Employee expressly and knowingly waives any and all rights or benefits that Employee may have in the future under the provisions of California Civil Code Section 1542 which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4.	In accordance with the Older Workers Benefit Protection Act of 1990, Employee is aware of the following with respect to the Employee’s release of any claims under ADEA:

(a)	Employee has the right to consult with an attorney before signing this Agreement;

(b)	Employee has twenty-one (21) days to consider this Agreement and Employee’s release of any ADEA claim; and

(c)	Employee has seven (7) days after signing this Agreement to revoke Employee’s release as to any ADEA claim.

5.	This Agreement sets forth the sole and entire agreement between Employer and Employee and supersedes any and all prior agreements, negotiations, and discussions, whether written or oral between the parties with respect to the subject matter covered in this Agreement.

6.	The provisions of this Agreement are severable, and if any part of it is found to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

7.	It is understood and agreed that this is a compromise settlement of an existing or potential claim and that the furnishing by Employer of the consideration for this Agreement shall not be deemed or construed as an admission of liability or wrongdoing. The liability for any and all claims is expressly denied by Employer.

8.	Employee affirms and represents that Employee has carefully read and considered the terms of this Agreement. Employee further affirms that Employee is entering into this Agreement freely and voluntarily, that Employee has been given the opportunity, whether exercised or not, to consult an attorney, and that Employee is not acting under any other inducement, or under any coercion, threat or duress. Employee acknowledges that Employee fully understands the meaning and legal effect of this Agreement.

9.	Employer and Employee agree that the fact and terms of this Agreement shall be confidential and are not to be disclosed to any party except as provided in the above paragraph.

EMPLOYER	EMPLOYEE
Salem Communications Holding Corporation

/s/Edward G. Atsinger III	/s/Francis W. Wright
Edward G. Atsinger III
Francis W. Wright
Chief Executive Officer

12/31/14	12/25/14
Date	Date

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